Exhibit 10.13

Desktop Metal, Inc.

Non-Employee Director Compensation Program

Non-employee members of the board of directors (the “Board”) of Desktop Metal, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

Cash Compensation

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$40,000
Chair of the Board	$45,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$7,500
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Each Non-Employee Director shall be granted restricted stock units (“RSUs”) as set forth in this Program. The RSUs shall be granted under and subject to the terms and provisions of the Company’s 2020 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

A.         Initial RSU Grant. Each Non-Employee Director who is initially elected or appointed to the Board, shall automatically be granted a number of RSUs on the date of such initial election or appointment determined by dividing $280,000 by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date of such election or appointment (with any partial shares that result being rounded up to the nearest whole share) (the “Initial Award” or “Initial Award RSUs”).

B.          Annual RSU Grant. Except as provided below, a Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board as of the date of any annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall automatically be granted a number of RSUs on the date of such annual meeting determined by dividing $140,000 by the Fair Market Value of a share of the Company’s common stock on the date of the annual meeting (with any partial shares that result being rounded up to the nearest whole share) (the “Annual Award” or “Annual Award RSUs”). In the event a Non-Employee Director is not serving as a Non-Employee Director as of the date of any annual meeting of the Company’s stockholders, but commences service as a Non-Employee Director prior to the next annual meeting of the Company’s stockholders, such Non-Employee Director will automatically be granted an Annual Award on the date of such commencement of service, provided that the number of Annual Award RSUs granted to such Non-Employee Director shall be prorated for the Non-Employee Director’s partial year of service on the Board.

C.          Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive the Initial Award RSUs, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, the Annual Award RSUs.

D.         Terms of RSUs Granted to Non-Employee Directors.

1.       Vesting.

a.         Initial Award RSUs. The Initial Award RSUs shall vest in three substantially equal annual installments following the date of grant, such that the Initial Award RSUs shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b.        Annual Award RSUs. The Annual Award RSUs shall vest in a single installment on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

2.        Forfeiture of RSUs. Unless the Board otherwise determines, any Initial Award RSUs or Annual Award RSUs which are unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. Notwithstanding the foregoing, all of a Non-Employee Director’s Initial Award RSUs and Annual Award RSUs shall vest in full (i) in the event the Non-Employee Director’s service on the Board terminates by reason of the Non-Employee Director’s death or Disability (as defined in the Equity Plan) or (ii) immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), in each case, to the extent outstanding at the relevant time.

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